Filed Pursuant to Rule 424(b)(3)
                                          Registration Statement No. 333-112843


 Prospectus Supplement No. 19

                                  AirGate PCS
                                 [LOGO OMITTED]





                9 3/8% Senior Subordinated Secured Notes due 2009
                                       and
                             Shares of Common Stock

         This prospectus supplement supplements the prospectus dated February 20, 2004 of AirGate PCS, Inc., as supplemented by prospectus supplement Nos. 1 through 18 dated March 5, March 8, March 10, March 12, March 24, March 30, April 1, April 14, April 19, April 20, April 27, May 5, May 7, May 19, June 17, July 2, July 13, and November 2, 2004, respectively, relating to the sale by certain holders of our 9 3/8% Senior Subordinated Secured Notes due 2009 and shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

         The following line items in the table of Selling Holders contained in the prospectus are hereby amended as follows:



                                                   Principal Amount
                                                       of Notes
                                                     Beneficially          Number of Shares
                                                    Owned that may         of Common Stock          % of Outstanding
Name                                                  be sold ($)          that may be sold           Common Stock
----                                               ----------------        ----------------         ----------------


Third Point Management Company L.L.C.
      Third Point Partners LP                             2,710,300                111,944                   *
      Third Point Offshore Fund Ltd.                       121,500                 211,531                 1.80%
      Points West International Investments Ltd.           730,600                 30,177                    *
      Banzai Partners LP                                   359,400                 14,846                    *
      Banzai Offshore Fund Ltd.                            524,200                 21,653                    *
      Lyxor Asset Management                              1,220,200                50,399                    *

         Third Point Partners LP, Third Point Offshore Fund Ltd., Points West International Investments Ltd., Banzai Partners LP, Banzai Offshore Fund Ltd. and Lyxor Asset Management sold an aggregate of $2,000,000 and an aggregate of $3,000,000 in principal amount of notes in two transactions exempt from registration under the Securities Act to Banc of America Securities LLC, which has resold $1,933,800 in principal amount of such notes in a transaction exempt from registration under the Securities Act and has resold $500,000 of such notes under the prospectus.

         Our common stock is quoted on The Nasdaq National Market under the symbol "PCSA." On November 23, 2004, the reported last sale price per share of our common stock on The Nasdaq National Market was $32.83.

         Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 4 of the prospectus.
                                ________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                                ________________

           The date of this Prospectus Supplement is November 26, 2004